Exhibit 99.1

NeoStem Announces 2012 Year End Financial Results and Business Update

- Revenues increased by 43% -

New York, March 11, 2013-- NeoStem, Inc. (NYSE MKT: NBS) ("NeoStem" or the "Company") today announced 2012 year end results and provided a business update. NeoStem is a leader in the emerging cellular therapy industry. The Company's business strategy combines a revenue generating contract development and manufacturing organization, Progenitor Cell Therapy or PCT, with a medically important cell therapy product development program, Amorcyte's AMR-001 for preservation of cardiac function following an acute myocardial infarction (“AMI”). These activities, coupled with NeoStem's other core stem cell technologies, provide near- and long-term revenue growth opportunities.

“NeoStem is well poised for a meaningful transformation in 2013,” commented Dr. Robin Smith, NeoStem's Chairman and CEO. “After the Phase 2 PreSERVE trial is fully-enrolled later this year, we will have top-line clinical results six to eight months later. Until that time, we anticipate additional growth in both the client base and revenue stream from PCT's cell manufacturing business, which will help offset our R&D expenses. We also expect exciting developments as we advance both the VSEL™ Technology and Athelos (Treg) programs.”

2012 Business Highlights

In 2012, NeoStem made significant achievements to solidify its leadership in the cell therapy industry. The Company's significant business highlights include:

•	Positive Data Safety Monitoring Board six month evaluation for the Phase 2 PreSERVE clinical trial of AMR-001

•	Completion of the divestiture of its 51% ownership interest in Suzhou Erye Pharmaceutical Co. Ltd., which added $12.3 million to NeoStem's balance sheet

•	Redemption of all remaining Series E preferred stock, simplifying the Company's capital structure

•	Expansion of intellectual property to cover vascular insufficiency, affording the Company protection as AMR-001's indications expand beyond AMI

•	Department of Defense (DOD) funding to begin the first human study of VSEL™ Technology and NIH funding for its VSELs and Athelos (Treg) programs

2012 Year-End Financial Highlights from Continuing Operations

•	Revenues of $14.3 million in 2012, an increase of 43% over 2011

•	Year-end cash of $13.7 million

•	R&D expenses of $10.5 million in 2012, an increase of 35% over 2011, primarily due to enrolling patients in the Phase 2 PreSERVE clinical trial

•	SG&A expenses of approximately $22.3 million in 2012, a decrease of 19% from 2011

•	Loss from continuing operations to NeoStem common shareholders of $35.8 million, or $0.26 per share in 2012, compared to $34.3 million, or $0.39 per share in 2011

•	Loss from continuing operations, excluding non-cash charges, of $21.8 million (see reconciliation below)

2013 Outlook

In 2013, NeoStem's management anticipates significant additional achievements. The Company's goals include:

•	Data Safety Monitoring Board twelve month evaluation (achieved)

•	Completion of patient enrollment in the Phase 2 PreSERVE trial

•	Begin development of a second indication for AMR-001 for congestive heart failure

•	Further growth of the PCT cell manufacturing business, including expansion into Europe

•	Progress in advancing VSEL™ Technology into humans for bone growth in periodontal disease

•	Progress in our Treg program for immune mediated diseases, such as in graft-versus-host disease or GvHD

•	Continue to explore both strategic acquisitions and business development transactions to increase shareholder value

GAAP to Non-GAAP Reconciliations

Net Loss from Continuing Operations Excluding Non-Cash Charges Reconciliation
Loss from continuing operations	$(36,101,321)
Common stock, stock options and warrants issued	6,712,536
Depreciation and amortization	1,550,571
Amortization of preferred stock discount and issuance cost	1,609,495
Changes in fair value of derivative liability	(373,307)
Change in acquisition-related contingent consideration	4,420,000
Loss on disposal of assets	13,653
Bad debt expense	511,755
Deferred income taxes	(175,533)
Net Loss from Continuing Operations Excluding Non-Cash Charges	$(21,832,151)

About NeoStem
NeoStem, Inc. (“NeoStem” or the “Company”) is a leader in the emerging cellular therapy industry.  Our business model includes the development of novel proprietary cell therapy products as well as operating a contract development and manufacturing organization (“CDMO”) providing services to others in the regenerative medicine industry. The combination of a therapeutic development business and revenue-generating service provider business provides the Company with capabilities for cost effective in-house product development and immediate revenue and cash flow generation. www.neostem.com
Forward-Looking Statements for NeoStem, Inc.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy, including with respect to the Company's or its partners' successful development of AMR-001 and other cell therapeutics, the size of the market for such products, its competitive position in such markets, the Company's ability to successfully penetrate such markets and the market for its contract development and manufacturing business, and the efficacy of protection from its patent portfolio, as well as the future of the cell therapeutics industry in general, including the rate at which such industry may grow. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of various factors, including but not limited to matters described under the "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013 and in the Company's other periodic filings with the Securities and Exchange Commission, all of which are available on its website. The Company does not undertake to update its forward-looking statements. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.
CONTACT: Trout Group
Lauren Kwiecinski, Senior Associate
Phone: +1-646-378-2934
Email: lkwiecinski@troutgroup.com